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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the registration statement of Ascent Pediatrics, Inc. (the "Company") on Form S-8 to register 500,000 shares of the Company's common stock issuable under the Company's 1992 Equity Incentive Plan of our report, which includes an explanatory paragraph about the Company's ability to continue as a going concern, dated March 23, 1998, on our audits of the financial statements of Ascent Pediatrics, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K.



                                        /s/ PricewaterhouseCoopers LLP

                                        PricewaterhouseCoopers LLP



Boston, Massachusetts
August 20, 1998